JOINT PRESS RELEASE

MERIDIAN INTERSTATE BANCORP, INC.
MT. WASHINGTON COOPERATIVE BANK

July 20, 2009
For Immediate Release

Meridian Interstate Contact:	Richard J. Gavegnano
Chairman and Chief Executive Officer
(978) 977-2211

Mt. Washington Contact:	Edward J. Merritt
President and Chief Executive Officer
(857) 524-1112

MERIDIAN INTERSTATE BANCORP, INC. AND MT. WASHINGTON COOPERATIVE BANK ANNOUNCE MERGER AGREEMENT

July 20, 2009 - East Boston, Massachusetts – Meridian Interstate Bancorp, Inc. (“Meridian Interstate”) (NASDAQ:EBSB), the holding company for East Boston Savings Bank, and Mt. Washington Cooperative Bank (“Mt. Washington”), today jointly announced the signing of a definitive merger agreement.  Mt. Washington operates seven offices in Suffolk County, Massachusetts, and, at March 31, 2009 had assets of $516 million, deposits of $372 million and retained earnings of $32 million.

Under the terms of the merger agreement, Mt. Washington will merge with and into East Boston Savings Bank, with East Boston Savings Bank surviving the merger. Depositors of Mt. Washington will become depositors of East Boston Savings Bank, and will have the same rights and privileges in Meridian Financial Services, Inc., the mutual holding company parent of Meridian Interstate, as if their accounts had been established in East Boston Savings Bank on the date established at Mt. Washington. The merger agreement and the related merger transactions are subject to the approval of Mt. Washington’s depositors, regulatory approvals, and other customary closing conditions.

As part of the transaction, Meridian Interstate will issue additional shares of its common stock to Meridian Financial Services, Inc., in an amount based on the average of two independent valuations of the fair value of Mt. Washington.  These shares are expected to be issued immediately prior to completion of the merger.  In addition, Meridian Interstate will contribute capital to East Boston Savings Bank following the merger if necessary for East Boston Savings Bank to remain well-capitalized under applicable regulatory capital standards.

The transaction is expected to increase East Boston Savings Bank’s deposits from $859 million to $1.2 billion.  Mt. Washington’s approximately $373 million in deposits in Suffolk county will increase East Boston Savings Bank’s market share ranking from 9th to 5th in the county, and 2nd in the county amongst institutions headquartered in Massachusetts.

Each Mt. Washington branch office will become a branch office of East Boston Savings Bank, and such branch offices are expected to operate under the name “Mt. Washington Bank, A Division of East Boston Savings Bank.”  The parties do not expect to close or consolidate any branch offices in connection with the transaction.

Following completion of the transaction, Meridian Interstate or one of its affiliates will make a contribution of $250,000 to the Mt. Washington Charitable Foundation.

Richard J. Gavegnano, Chairman and Chief Executive Officer of East Boston Savings Bank, stated that, “We are very pleased to incorporate Mt. Washington into our franchise. Mt. Washington’s operating philosophy, approach to customer service and their branch network fit extremely well with our operations and geographic footprint.  Mt. Washington’s customers can look forward to an enhanced array of products and services delivered with the same high level of service Mt. Washington consistently provides. We also look forward to welcoming the hard working Mt. Washington employees and building a better franchise together.”

Edward J. Merritt, President and Chief Executive Officer of Mt. Washington, who will continue as President, Mt. Washington Division following the transaction, commented, “We are very pleased to be merging with East Boston Savings Bank in a transaction that will benefit our customers, our employees and our community.  The breadth of East Boston’s product offerings, capital strength and scale will allow us to maintain, expand and enhance services and products for our customers, and the combined institution will provide a larger, more convenient branch network for both institutions customers.”

In connection with this transaction, Sterne Agee & Leach, Inc. acted as financial advisor to Meridian Interstate.  Luse Gorman Pomerenk & Schick, PC represented Meridian Interstate as legal counsel, while Foley Hoag LLP represented Mt. Washington.

About Meridian Interstate

Meridian Interstate and East Boston Savings Bank are headquartered in East Boston, Massachusetts.  Founded in 1848, East Boston Savings Bank operates 12 full-service branch locations and one loan center in the greater Boston metropolitan area.  At March 31, 2009, Meridian Interstate had $1.129 billion in total assets.  Meridian Interstate common stock is traded on the Nasdaq Global Select Market under the symbol “EBSB.” For more information, please visit Meridian Interstate’s website at www.ebsb.com.

About Mt. Washington Bank

Mt. Washington Bank has been serving its communities for over 115 years. In addition to offering a full range of products and services for consumers and businesses, Mt. Washington Bank also prides itself on providing excellent service to their customers.   Mt. Washington Bank currently has six banking offices (three in South Boston, two in Dorchester and one in Jamaica Plain) and a loan office in South Boston.

Forward Looking Statements

This press release contains certain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in Meridian Interstate’s SEC filings, and uncertainties, including, but not limited to, those related to bank regulatory policies pertaining to transactions involving combinations between mutual institutions and institutions that are partly publicly owned through the mutual holding company structure, difficulties or delays in obtaining (or the failure to obtain) regulatory approval of the proposed merger between East Boston Savings Bank and Mt. Washington, difficulties in achieving cost savings from the merger, difficulties in integrating East Boston Savings Bank and Mt. Washington, increased economic pressures, significantly increased competition among depository and other financial institutions, legislative or regulatory changes that adversely affect financial institutions; the effect of the current governmental effort to restructure the U.S. financial and regulatory system and the effect of the current financial crisis on financial institutions’ loan and investment portfolios, and deposit and other customers.

Meridian Interstate wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Meridian Interstate wishes to advise readers that the factors listed above could affect whether the proposed business combination between Meridian Interstate and Mt. Washington occurs and, if it occurs, the proposed structure and terms of the proposed business combination. Meridian Interstate does not undertake and specifically declines any obligation to publicly release the results of any revision which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.